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                                  SCHEDULE 13G


                    Under the Securities Exchange Act of 1934
                                 (Amendment No.)


                    Nuveen Dividend Advantage Municipal Fund
 -------------------------------------------------------------------------------
                                (Name of Issuer)


                             Auction Rate Preferred
 -------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    67066V200
                                 (See Item 2(e))
 -------------------------------------------------------------------------------
                                 (CUSIP Number)


                                January 30, 2009
-------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

     Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

          [X ] Rule 13d-1(b)

          [  ] Rule 13d-1(c)

          [  ] Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 67066V200


-------------------------------------------------------------------------------
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

          Bank of America Corporation     56-0906609

-------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                 (a)  [_]
                                                                 (b)  [ ]

-------------------------------------------------------------------------------
3.   SEC USE ONLY

-------------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

                           Delaware
-------------------------------------------------------------------------------
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES                  0
               ----------------------------------------------------------------
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY                 1,252
               ----------------------------------------------------------------
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING                0
               ----------------------------------------------------------------
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH                   1,252
-------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                            1,252
-------------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                                          [_]
-------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                           11.7%
-------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON

                           HC
-------------------------------------------------------------------------------

CUSIP No. 67066V200

-------------------------------------------------------------------------------
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

             Merrill Lynch, Pierce, Fenner & Smith, Inc.  13-5674085
-------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                 (a)  [_]
                                                                 (b)  [_]

-------------------------------------------------------------------------------
3.   SEC USE ONLY

-------------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

                           Delaware
-------------------------------------------------------------------------------
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES                  0
               ----------------------------------------------------------------
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY                 301
               ----------------------------------------------------------------
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING                0
               ----------------------------------------------------------------
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH                   301
-------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                           301
-------------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                                          [_]
-------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                           2.8%
-------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON*

                           BD, IA

-------------------------------------------------------------------------------

CUSIP No. 67066V200

-------------------------------------------------------------------------------
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

             Bank of America, N.A.          94-1687665
-------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                 (a)  [_]
                                                                 (b)  [_]

-------------------------------------------------------------------------------
3.   SEC USE ONLY

-------------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

                           United States
-------------------------------------------------------------------------------
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES                  0
               ----------------------------------------------------------------
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY                 949
               ----------------------------------------------------------------
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING                0
               ----------------------------------------------------------------
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH                   949
-------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                           949
-------------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                                          [_]
-------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                           8.9%
-------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON

                           BK

-------------------------------------------------------------------------------

CUSIP No. 67066V200

-------------------------------------------------------------------------------
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

             Banc of America Securities LLC     56-2058405
-------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                 (a)  [_]
                                                                 (b)  [_]

-------------------------------------------------------------------------------
3.   SEC USE ONLY

-------------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

                           United States
-------------------------------------------------------------------------------
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES                  0
               ----------------------------------------------------------------
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY                 2
               ----------------------------------------------------------------
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING                0
               ----------------------------------------------------------------
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH                   2
-------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                           2
-------------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                                          [_]
-------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                           0.0%
-------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON

                           BD

-------------------------------------------------------------------------------

CUSIP NO. 67066V200

Item 1(a).  Name of Issuer:
            Nuveen Dividend Advantage Municipal Fund

Item 1(b).  Address of Issuer's Principal Executive Offices:

            333 W. Wacker Drive
            Chicago, IL 60606


Item 2(a).  Name of Person Filing:

            Bank of America Corporation ("Bank of America")
            Merrill Lynch, Pierce, Fenner & Smith, Incorporated ("MLPFS") Bank of America, N.A. ("BANA")
            Banc of America Securities LLC ("BAS")


Item 2(b).  Address of Principal Business Office, or if None, Residence:

The address of the principal business office of Bank of America, BANA and BAS is:

      Bank of America Corporate Center
      100 North Tryon Street
      Charlotte, North Carolina 28255

The address of the principal business office of MLPFS is:

      4 World Financial Center
      250 Vesey Street
      New York, New York 10080.

Item 2(c).  Citizenship:

            See Item 4 of Cover Pages

Item 2(d).  Title of Class of Securities:

            Auction Rate Preferred

Item 2(e).  CUSIP Numbers:
            67066V200, 67066V309, 67066V408

Item 3. If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or (c), Check Whether the Person Filing is a:

(a) [_] Broker or dealer registered under Section 15 of the Exchange Act.
(b) [_] Bank as defined in Section 3(a)(6) of the Exchange Act.
(c) [_] Insurance company as defined in Section 3(a)19) of the Exchange Act.
(d) [_] Investment company registered under Section 8 of the Investment Company Act.
(e) [_] An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E)
(f) [_] An employee benefit plan or endowment fund in accordance with
           Rule 13d-1(b)(1)(ii)(F)
(g) [X] A parent holding company or control person in accordance with
           Rule 13d-1(b)(1)(ii)(G)
(h) [_] A savings association as defined in Section 3(b) of the Federal

CUSIP No. 67066V200

           Deposit Insurance Act
(i) [_] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act
(j) [_] Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

Item 4.  Ownership.

     Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

The number of shares reported herein represents combined holdings in multiple series of auction rate preferred securities of the issuer, which are treated herein as one class of securities in accordance with the Securities and Exchange Commission's Auction Rate Securities Global Exemptive Relief no action letter issued on September 22, 2008.

(a)     Amount beneficially owned:
                             See Item 9 of Cover Pages
(b)     Percent of class:
                             See Item 11 of Cover Pages

(c)     Number of shares as to which such person has:

          (i)   Sole power to vote or to direct the vote:

          (ii)  Shared power to vote or to direct the vote:

          (iii) Sole power to dispose or to direct the disposition of:

          (iv)  Shared power to dispose or to direct the disposition of

        See Items 5-8 of Cover Pages

Item 5.  Ownership of Five Percent or Less of a Class.

         If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than 5 percent of the class of securities, check the following [ ]

Item 6.  Ownership of More Than Five Percent on Behalf of Another Person.

         Not Applicable

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

         With respect to the beneficial ownership of the reporting person, see Items 5 through 11 of the cover pages to this Schedule 13G, which are incorporated herein by reference.

Item 8.  Identification and Classification of Members of the Group.

         Not Applicable

CUSIP No. 67066V200

Item 9.  Notice of Dissolution of Group.

         Not Applicable

Item 10.  Certifications.

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURES

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



February 10, 2009

                              Bank of America Corporation
                              Bank of America, N.A.


                              By:  /s/ Debra I. Cho
                                   ------------------------------------
                                   Name:  Debra I. Cho
                                   Title: Senior Vice President


                              Banc of America Securities LLC


                              By:  /s/ Adam Strouse
                                   ------------------------------------
                                   Name:  Adam Strouse
                                   Title: Principal

                              Merrill Lynch, Pierce, Fenner & Smith, Inc.

                              By:  /s/ Pia K. Thompson
                                   ------------------------------------
                                   Name:  Pia K. Thompson
                                   Title: Assistant Secretary


* Executed pursuant to a Power of Attorney, dated November 17, 1995, a copy of which is attached hereto as Exhibit A.

                                  Schedule 13G
                                    Exhibit A

                                Power of Attorney

     The undersigned, Merrill Lynch & Co., Inc. (the "Corporation"), a corporation duly organized under the laws of Delaware, with its principal place of business at World Financial Center, North Tower, 250 Vesey Street, New York, New York 10281 does hereby make, constitute and appoint Richard B. Alsop, Richard D. Kreuder, Andrea Lowenthal, Gregory T. Russo, or any individual from time to time elected or appointed as secretary or an assistant secretary of the Corporation, acting severally, each of whose address is Merrill Lynch & Co., Inc., World Financial Center, North Tower, 250 Vesey Street, New York, New York 10281, as its true and lawful attorneys- in-fact, for it and in its name, place and stead (i) to execute on behalf of the Corporation and cause to be filed and/or delivered, as required under Section 13(d) of the Securities Exchange Act of 1934 (the "Act") and the regulations thereunder, any number, as appropriate, of original, copies, or electronic filings of the Securities and Exchange Commission Schedule 13D or Schedule 13G Beneficial Ownership Reports (together with any amendments and joint filing agreements under Rule 13d-1(f)(1) of the Act, as may be required thereto) to be filed and/or delivered with respect to any equity security (as defined in Rule 13d-1(d) under the Act) beneficially owned by the undersigned and which must be reported by the undersigned pursuant to Section 13(d) of the Act and the regulations thereunder, (ii) to execute on behalf of the Corporation and cause to be filed and/or delivered, any number, as appropriate, of original, copies or electronic filings of any forms (including without limitation), Securities and Exchange Commission Forms 3, 4 and 5) required to be filed pursuant to Section 16(a) of the Act and the regulations thereunder, and (iii) generally to take such other actions and perform such other things necessary to effectuate the foregoing as fully in a all respects as if the undersigned could do if personally present.

     This Power of Attorney shall remain in effect until revoked, in writing, by the undersigned.

     IN WITNESS WHEREOF, the undersigned has executed this Power of Attorney, this 17th day of November 1995.


                                  MERRILL LYNCH & CO., INC.


                                  By:  /s/ David H. Komansky
                                  ----------------------------------------
                                  Name:  David H. Komansky
                                  Title:  President and Chief Operating Officer